Independent Auditors' Consent



To the Shareholders and Board of Directors of Smith Barney California Municipals Fund Inc.:

We consent to the use of our report dated April 15, 1998 for the Smith Barney California Municipals Fund Inc., incorporated herein by reference and to the references to our Firm under the headings "Financial
Highlights" in the Prospectus and "Counsel and Auditors" in the Statement of Additional Information.




KPMG Peat Marwick LLP


New York, New York
June 24, 1998